EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into effective as of April 1, 2007, by Michael D. Brown (“Consultant”) and Cotton Commercial USA LP (“Company”).  The Consultant and the Company are referred to as the “Parties.”

In consideration of the mutual covenants and conditions contained in this Consulting Agreement, and for other good and valuable consideration, the Parties agree as follows:

1.             Services:  Consultant will provide, on a non exclusive basis, the Company with the following services: strategic planning, government relations, lobbying, marketing, investor-relations and consulting on management issues (“Services”).   In connection with providing the Services, Consultant will accomplish the following during the Term (as defined below):  (a) Devise a plan for strategically placing Company before appropriate decision-makers in government to facilitate government contracts and acquisitions, including at the state, federal and international levels, (b) design and implement a legislative campaign to engage the support of appropriate senators, members of congress and administration officials, state government officials and local government officials, (c) assist the company in marketing its products and services, (d) engage in appropriate speaking engagements on behalf of the Company; (e) assist the Company in the design and delivery of educational programs for its customers. Consultant represents and warrants that his actions and performance hereunder are and will be in full compliance with all applicable federal, state, and local laws, rules and regulations; that he has, and will maintain throughout the Term of this Agreement, all licenses, franchises, permits, authorizations and approvals materially necessary for the lawful conduct of its business and [that there is no action, suit, claim, investigation or proceeding pending or, to the best of its knowledge, threatened against it that, if adversely decided, might adversely affect his ability to enter into this Agreement or performance of his obligations hereunder.

2.             Term of Agreement:  This Agreement will begin on the effective date of this Consulting Agreement and continue for 12 months, unless terminated earlier pursuant to the terms of this Consulting Agreement (“Term”).

3.             Independent Contractor:  Consultant agrees he is an independent contractor and not an employee therefore, not eligible for company benefits.

4.             Compensation:  The Company will pay Consultant each of the following for his Services:

(a)           A monthly retainer fee of $10,000, payable on the first day of each month.

(b)                                 Upon submission of invoices, receipts or vouchers, the Company will pay or reimburse the Consultant for reasonable expenses incurred by the Consultant in the performance of the Services that are agreed to by the Company.  Reasonable expenses include travel, lodging, meal expenses, and transportation.  The Company will make payment for these expenses within 30 days after Consultant submits an expense reimbursement request to Company.

(c)                                  Consultant shall receive a commission equal to 1.5% of job specific revenues following these terms:

1.                                       The job specific revenues were the result of your direct sale of the project; and

2.                                       If a Preferred Client Program (PCP) Contract is signed or initiated on behalf of the Consultant Client and job specific revenues are generated and collected during the term of this Agreement.

(d)                                 Consultant is not eligible for commission under the following circumstances:

1.                                       If the Company has previously dispatched sales or marketing representatives to a loss and the consultant is engaged to provide assistance to sign the loss.

2.                                       If job specific revenues are generated as a result of a speaking engagement by the consultant for the benefit of the Company.

3.                                       If any job specific revenues are generated by any of the Consultants clients or PCP contracts that we secured or executed during the term of this Agreement, provide additional job specific revenues during a period that extends beyond the Term of this Agreement.

4.                                       When less than the total invoice for job specific revenues are paid whether by reason of the Consultant Client’s bankruptcy, insolvency, or any other reason whatsoever, Company will pay Consultant the commission based on the amounts actually paid to Company by Consultant Client(s).  In the event Company, in its reasonable discretion, deems an account uncollectible, in whole or in part, whether by reason of the Consultant’s Client’s bankruptcy, insolvency, or any other reason whatsoever, Company is not required to pursue collection of such funds and no commission will be paid on such uncollected funds.

All commissions will be paid quarterly on the 15th following the end of each quarter of the fiscal year.

5.             Confidential & Proprietary Information:  The Company proposes to disclose certain of its confidential and proprietary information (the “Confidential Information”) to Consultant.  Confidential Information includes all data, materials, products, technology, computer programs, specifications, manuals, business plans, software, marketing plans, business plans, financial information, and other information disclosed or submitted, orally, in writing, or by any other media, to Consultant by the Company.  Consultant agrees that the Confidential Information is to be considered confidential and proprietary to the Company and Consultant will hold the same in confidence, will not use the Confidential Information other than for the purposes of his business with the Company, and will disclose it only to employees with a specific need to know.  Consultant will not disclose, publish or otherwise reveal any of the Confidential Information received from the Company to any other party whatsoever except with the specific prior written authorization of the Company. Such confidentiality exists indefinitely beyond the term of this Agreement.

6.             Termination:  This Consulting Agreement may be terminated by either party upon 90 days written notice given to the other at the addresses in this Agreement or in person.

7.             Entire Agreement:  This Consulting Agreement supersedes all previous oral and written agreements and constitutes the entire Consulting Agreement related to consulting between Consultant and Company and may only be amended by mutual written consent of both Parties.

8.             Notice:  All notices or other communications to be given pursuant to this Consulting Agreement must be in writing and will be deemed to have been duly given when received if personally delivered; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service; upon receipt, if sent by certified or registered mail, return receipt requested; and upon confirmed transmission if sent by facsimile.  Notice will be provided to the addresses for each party as follows:  Michael D. Brown, P. O. Box 4544, Boulder, Colorado  80306-4544, facsimile number (202) 330-5475; Cotton Companies 5443 Katy Hockley Cut-Off, Katy, Texas 77493. By written notice to the other, either party may change the address to which such notices or communications are to be sent.

9.             Severability:  If any of the terms and conditions of this Consulting Agreement are held by any court of competent jurisdiction to contravene or to be invalid under the laws of any political body having jurisdiction over the subject matter, such contravention or invalidity will not invalidate the entire Consulting Agreement, but instead, the Consulting Agreement will be construed as if not containing the particular provision or provisions held to be invalid.  The rights and obligations of the Parties will be construed and enforced accordingly and this Consulting Agreement will remain in full force and effect.  Without compromising any legal or contractual right, the Parties agree to cooperate in any revision of the Consulting Agreement that may be necessary to meet the requirements of law.

10.           Assignment:  This Consulting Agreement will not be assigned by either party without the written consent of the other party.

11.           Amendment and Waiver.  This Consulting Agreement may not be amended, modified or altered except by a written instrument executed by all the Parties.  No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

12.           Governing Law:  This Agreement is to be governed by and construed in accordance with the laws of the State of Texas.  Venue will be in Harris County, Texas.

13.           Attorneys’ Fees.  The fees and costs, including reasonable attorneys’ fees, incurred by any party to this Agreement as a result of any dispute arising under or related to this Agreement will be awarded to the prevailing party.

14.           Representation by Counsel; Interpretation.  Each party to this Agreement has had the opportunity to be represented by counsel.  Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.  The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the Parties.

15.           Counterparts.  This Consulting Agreement and any amendment to it may be executed in one or more counterparts which together will constitute a single agreement.  Fax signatures are valid and binding.

16.           Headings.  Section and other headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Cotton Commercial USA LP

/s/ Michael D. Brown		/s/ Troy Crochet
Michael D. Brown		By:	Troy Crochet
		Its:	President
Date:	4/2/07	Date:	4/4/07